XAI Octagon Floating Rate Income & Credit Alternative Trust

Code of Ethics

I.	Purpose of the Code of Ethics

This code is based on the principle that, you as an access person of the XAI Octagon Floating Rate Income & Credit Alternative Trust (the “Trust” or the “Fund”), and will conduct your personal investment activities in accordance with:

●	the duty at all times to place the interests of the Trust’s shareholders first;

●	the requirement that all personal securities transactions be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

●	the fundamental standard that Trust personnel should not take inappropriate advantage of their positions.

In view of the foregoing, the Trust has adopted this Code of Ethics (the “Code”) to specify a code of conduct for certain types of personal securities transactions which may involve conflicts of interest or an appearance of impropriety and to establish reporting requirements and enforcement procedures.

II.	Legal Requirement

Pursuant to Rule 17j-1(b) of the Investment Company Act of 1940 (the “1940 Act”), it is unlawful for any Access Person to:

●	employ any device, scheme or artifice to defraud the Trust;

●	make any untrue statement of a material fact to the Trust or fail to state a material fact necessary in order to make the statements made to the Trust, in light of the circumstances under which they were made, not misleading;

●	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust; or

●	engage in any manipulative practice with respect to the Trust, in connection with the purchase or sale (directly or indirectly) by such Access Person of a security “held or to be acquired” by the Trust.

III.	Definitions - All definitions shall have the same meaning as explained in Rule 17j-1 or Section 2(a) of the 1940 Act and are summarized below.

Access Person means - Any director, officer, general partner, or Advisory Person of the Trust or of a Trust’s investment adviser/Sub-Adviser (or of any entity in a control relationship to the Trust or investment adviser/Sub-Adviser) who, in connection with his/her regular functions or duties, makes participates in, or obtains information regarding the purchase or sale of Covered Securities by the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales.

For purposes of this Code of Ethics, an “Access Person” does not include any person who is subject to the securities pre-clearance requirements and securities transaction reporting requirements of the Code of Ethics adopted by the Trust’s investment adviser/Sub-Adviser or principal underwriter in compliance with rule 17j-1 under the 1940 Act and rule 204A-2 of the Investment Advisers Act of 1940 of Section 15(f) of the Securities Exchange Act of 1934(the “Securities Act of 1934”), as applicable.

Automatic Investment Plan – A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

Advisory Person of the Trust or of a Trust’s investment adviser/Sub-Adviser shall have the same meaning as that set forth in Rule 17j-1 of the Act.

Beneficial ownership shall have the same meaning as that set forth in Rule 16a-1(a)(2) of the Securities Exchange Act.

Control shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

Covered Security – shall be any security except that it does not include:

(i)	Direct obligations of the Government of the United States;

(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

(iii)	Shares issued by open-end funds (excluding open-end exchange traded funds).

Exchange Traded Fund means an open-end registered investment company that is not a unit investment trust, and that operates pursuant to an order from the SEC exempting it from certain provisions of the 1940 Act permitting it to issue securities that trade on the secondary market. Examples of open-end exchange-traded funds include, but are not limited to: Select Sector SPDRS; iShares; PowerShares; etc.

Fund means an investment company registered under the 1940 Act.

An Initial Public Offering means an offering of securities registered under the Securities Act of 1933 (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Act.

Limited Offering means an offering that is exempt from registration pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

Purchase or Sale of a Covered Security includes, among other things, the writing of an option to purchase or sell a Covered Security.

Security held or to be Acquired by the Trust means:

(i)	Any Covered Security which, within the most recent 15 days:
(A)	Is or has been held by the Trust; or
(B)	Is being or has been considered by the Trust or its investment advisor/Sub-Adviser for purchase by the Trust; and

(ii)	Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.

IV.	Policies of the Trust Regarding Personal Securities Transactions

General

No Access Person of the Trust shall engage in any act, practice or course of business that would violate the provisions of Rule 17j-1 as set forth above, or in connection with any personal investment activity, engage in conduct inconsistent with this Code.

Specific Policies

No Access Person shall purchase or sell, directly or indirectly, any security in which he/she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which he/she knows or should have known at the time of such purchase or sale:

●	is being considered for purchase or sale by the Trust; or

●	is being purchased or sold by the Trust.

Pre-approval of Investments in IPOs and Limited Offerings

Access Persons must obtain approval from the Trust’s Chief Compliance Officer before directly or indirectly acquiring beneficial ownership in any covered securities in an initial public offering or in a private placement or other limited offering.

V.	Reporting Procedures

The Trust shall notify each person (annually in January of each year), considered to be an Access Person of the Trust that he/she is subject to the reporting requirements detailed in Sections (a), (b) and (c) below and shall deliver a copy of this Code to such Access Person.

In order to provide the Trust with information to enable it to determine with reasonable assurance whether the provisions of this Code are being observed, every Access Person of the Trust must report the following:

a)        Initial Holdings Reports.  Every Access Person must report on Exhibit A, attached hereto, no later than 10 days after becoming an Access Person, the following information:

●	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

●	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

●	The date that the report is submitted by the Access Person.

This information must be current as of a date no more than 45 days prior to the date the person becomes an access person.

b)        Quarterly Transaction Reports.  Every Access Person must report on Exhibit B, attached hereto, no later than 30 days after the end of a calendar quarter, the following information with respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership:

●	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Covered Security involved;

●	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

●	The price of the Covered Security at which the transaction was effected;

●	The name of the broker, dealer or bank with or through whom the transaction was effected; and

●	The date that the report is submitted by the Access Person.

Furthermore, an Access Person need not make a quarterly transaction report under section V.b of this Code with respect to transactions effected pursuant to an Automatic Investment Plan.

With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person, each Access Person must report on Exhibit B, attached hereto, no later than 30 days after the end of a calendar quarter the following information:

●	The name of the broker, dealer or bank with whom the Access Person established the account;

●	The date the account was established; and

●	The date that the report is submitted by the Access Person.

c)        Annual Holdings Reports.  Every Access Person must report on Exhibit C, attached hereto, annually, the following information (which information must be current as of a date no more than 45 days before the report is submitted):

●	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

●	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

●	The date that the report is submitted by the Access Person.

d)        Exceptions from Reporting Requirements.  Each trustee who is not an “interested person” of the Trust need not make an initial or annual holdings report but shall submit the same quarterly report as required under paragraph V.b. to the administrator, but only for a transaction in a Covered Security where he or she knew at the time of the transaction or, in the ordinary course of fulfilling his or her official duties as a trustee or officer, should have known that during the 15-day period immediately preceding or after the date of the transaction, such Covered Security is or was purchased or sold, or considered for purchase or sale, by the Trust.

These exceptions do not exclude the Trustee from reporting any holdings or transactions in shares of the trust in the reports under sections V.a, V.b, or V.c of this Code of Ethics.

VI.	Review of Reports

The CCO of the Trust, or his/her delegate, shall be responsible for reviewing the reports received, maintaining a record of the names of the persons responsible for reviewing these reports, and as appropriate, comparing the reports with this Code, and reporting to the board of trustees:

●	any transaction that appears to evidence a possible violation of this Code; and

●	apparent violations of the reporting requirements stated herein.

The CCO of the Trust shall review the reports made to them hereunder and shall determine whether the policies established in Sections IV and V of this Code have been violated, and what sanctions, if any, should be imposed on the violator. Sanctions include but are not limited to a letter of censure, suspension or termination of the employment of the violator, or the unwinding of the transaction and the disgorgement of any profits.

The CCO of the Trust and the board of trustees of the Trust shall review the operation of this Code at least annually. All material violations of this Code and any sanctions imposed with respect thereto shall periodically be reported to the board of trustees of the Trust.

VII.	Certification

Each Access Person will be required to certify annually that he/she has read and understood the provisions of this Code and will abide by them. Each Access Person will further certify that he/she has disclosed or reported all personal securities transactions required to be reported under the Code. A form of such certification is attached hereto as Exhibit D.

Before the Board of Trustees of the Trust may approve the code of ethics, the Trust must certify to the Board that the Trust has adopted procedures reasonably necessary to prevent Access Persons from violating this Code. Such certification shall be submitted to the Board of Trustees at least annually.

Sources:

Section 17j-1 (as amended) of the Investment Company Act of 1940;

Section 16 (as amended) of the Securities Exchange Act of 1934;

The “Report of the Advisory Group on Personal Investing” issued by the Investment Company Institute on May 9, 1994; and,

The Securities and Exchange Commission’s September 1994 Report on “Personal Investment Activities of Investment Company Personnel.”

Adopted: May 5th, 2017